Exhibit 16.1

May 1, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D. C. 20549

Re: File No. 0-52993

      GelTech Solutions, Inc.

Ladies and Gentlemen:

We have read the statements that we understand GelTech Solutions, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Daszkal Bolton LLP
Daszkal Bolton LLP